Exhibit 10.52

June 16, 2009

Mr. H. Keith Jennings
1131 Bayou Island Drive
Houston, TX 77063

Dear Mr. Jennings,

Cameron International Corporation (the “Company”) considers the establishment and maintenance of a sound and vital management to be essential for the protection and enhancement of the best interests of the Company and its shareholders.  The Company recognizes that, as is the case with many publicly-held corporations, the possibility of a Change of Control1  may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.  Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to assure the Company of the continuation of your service and to reinforce and encourage the attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change of Control. In particular the Board believes it important, should the Company or its shareholders receive a proposal for or notice of a Change of Control, or consider one itself, that you be able to assess and advise the Company whether such transaction would be or is in the best interests of the Company and its shareholders, and to take such other action regarding such transaction as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

In order to induce you to remain in the employ of the Company, this letter agreement (the “Agreement”), prepared pursuant to authority granted by the Board, sets forth the compensation and severance benefits which the Company agrees will be provided to you should your employment with the Company be terminated in connection with a Change of Control under the circumstances described below, as well as certain other benefits which will be made available to you should you be employed by the Company on the Effective Date of a Change of Control.

This Agreement shall remain in full force and effect for as long as you remain in your current position with the Company or any other position of equal or higher grade which has historically made its holder eligible for a Change of Control Agreement; provided, however, that this Agreement shall terminate and cease to be in full force and effect upon your giving notice of your intent to terminate your employment with the Company for any reason other than Good Reason, whether by Retirement, early retirement, or otherwise.  This Agreement supersedes any prior agreement between you and the Company regarding the subject matter hereof.

1Reference is made to Annex I hereto for definitions of certain terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein.  Certain capitalized terms used in this Agreement in connection with the description of various Plans are defined in the respective Plans, but if any conflicts with a definition herein contained, the latter shall prevail.

1. Termination in Connection with a Change of Control.

(a) If there is a termination of your employment with the Company either by the Company without Cause or by you for Good Reason during the period between the Effective Date of a Change of Control and two years following the Effective Date (the “Effective Period”), and if such Effective Date occurs during the term of this Agreement, you shall be entitled to the following benefits, whether or not this Agreement has been cancelled prior to the time of your termination:

(i) all benefits conferred upon you by the Severance Package, and

(ii) in addition, all benefits payable under the provisions either of the Company’s employee and executive Plans in which you are a participant immediately prior to the Effective Date, or of those plans in existence at the time of the applicable Termination Date, whichever are more favorable to you, in accordance with the terms and conditions of such Plans or plans, such benefits to be paid under such Plans or plans and not under this Agreement.

(b) Notwithstanding the above, you shall not be entitled to any such benefits if your termination results from your death or Disability, unless your death or Disability occurs (i) during the Effective Period and (ii) with respect to the benefits conferred by the Severance Package only, after either it has been decided that you will be terminated without Cause during the Effective Period, or you have given notice of termination for Good Reason during the Effective Period.

(c) You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of your employment by another employer after the applicable Termination Date.

2. Procedures for Termination.

(a) If it is intended that your employment be terminated by you for Good Reason you shall transmit to the Company written notice setting forth the particulars upon which you base your determination that Good Reason exists and, only if the stated basis therefore is capable of being cured, requesting a cure within ten days. Failing such a cure, a “final separation” shall then occur, and if such stated basis is not capable of cure by the Company, “final separation” shall occur simultaneously with delivery of such notice.  For purposes of this Agreement, a “Termination Date” shall be deemed to have occurred upon the date of such “final separation”.

(b) If it is intended that your employment be terminated by the Company, whether with Cause or without Cause, a “Termination Date” shall be deemed to have occurred upon the 30th day following the date of your receipt of written notice from the Company of this determination, or upon the date specified in such notice, whichever is later.

3. LTIP Benefit Acceleration.  Immediately upon an applicable Termination Date, all contingent compensation rights issued to you under the LTIP Plan which are then (i) held by you, a member of your Immediate Family, or a partnership or limited liability company the partners or shareholders of which are you and members of your Immediate Family, and (ii) outstanding, shall become vested, exercisable, distributable and unrestricted (any contrary provision in the LTIP Plan notwithstanding), subject to the following provisions of this Section 3.  You shall have the right:

(a) To (i) exercise all or any portion of your options covered (including, at your sole election, any associated Tandem SAR) by the LTIP Plan and to have the underlying Shares issued to you and (ii) exercise all or any portion of any LTIP Plan Freestanding SAR held by you, to the extent that such SAR is not non-qualified deferred compensation under Code Section 409A.

(b) To (i) have issued to you on a non-forfeitable basis any or all Shares covered by Restricted Stock Awards held by you under the LTIP Plan and (ii) have issued to you any or all Performance Shares and/or Performance Units held by you in the LTIP Plan, and such issuance shall occur within 10 days of the Termination Date.

(c) With respect to all other contingent compensation rights to which you may be entitled under the LTIP Plan which are not non-qualified deferred compensation within the meaning of Code Section 409A, to obtain the full benefit of any such right or rights, in each case as though all applicable Performance Targets had been met or achieved at maximum levels for all Performance Periods (including those extending beyond the Effective Date), all other LTIP Plan contingencies had been satisfied in full at the Effective Date of the Change of Control, and the maximum possible benefits thereunder had been earned at the Effective Date of the Change of Control.

(d) If you are not a “Specified Employee” within the meaning of Code Section 409A, with respect to all other contingent compensation rights to which you may be entitled under the LTIP Plan which are non-qualified deferred compensation within the meaning of Code Section 409A, to receive all such rights and benefits, payable in accordance with the terms of the LTIP Plan without regard to any other vesting or performance requirements therein/payable on the Termination Date.  If you are a “Specified Employee” within the meaning of Code Section 409A as of your Termination Date, and any benefit or amount described in this Section 3 is non-qualified deferred compensation subject to Code Section 409A, then such amount shall, notwithstanding the provisions of this Section 3, be paid on the earlier to occur of (i) death or (ii) six months plus two days from your Termination Date.

4. 409A Tax Provision.  If any payment or benefit received or to be received by you under this Agreement is determined to be “deferred compensation” as that term is used in Code Section 409A and related Treasury Regulations and Department of the Treasury guidance thereunder, with the effect that you are liable for the payment of tax or interest imposed by reason of Code Section 409A (the “409A Tax”), the Company will pay you an additional cash payment equal to such tax and interest plus any federal, state and local income taxes, employment taxes and any additional taxes, interest and penalties applicable to the payment under this Section 5, payable not later than the end of the calendar year in which you remit, or the Company remits on your behalf, the 409A Tax.  If you become entitled to benefits under the Agreement by reason of separation from service, you agree to a delay in the payment of such amounts determined to be deferred compensation for a period of six months and two business days following your separation from service with the Company if the Company determines such delay is necessary to comply with Code Section 409A.  This Agreement is intended to comply with Code Section 409A and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.  The parties agree to amend the provisions of this Agreement or any other compensation arrangement in any reasonable manner requested by the Executives or the Company to comply with Code Section 409A and related Treasury Regulations and Department of the Treasury guidance that would reduce or eliminate the 409A Tax.  This Agreement shall not be amended or termination in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Code Section 409A, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.  For purposes of Code Section 409A, each payment under this Agreement shall be deemed to be a separate payment. If any payment to you is delayed by reason of this Section 5, unless such payment is otherwise subject to adjustment to take into account earnings (or losses) attributable thereto during the period of delay, when such payment is made you will also receive from the Company interest on such payment, from the date the payment would otherwise have been made to the date the payment is made, at the Prime Rate of interest as reported in the Wall Street Journal, compounded monthly with such interest rate being adjusted each month to track such Prime Rate of interest, prospectively for the ensuing month.

5. Dispute Resolution.

(a) It is irrevocably agreed that if any dispute arises between us under this Agreement: (i) exclusive jurisdiction shall be in the lowest Texas state court of general jurisdiction sitting in Harris County, Texas; (ii) we are each at the time present in Texas for the purpose of conferring personal jurisdiction; (iii) any such action may be brought in such court, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived, and we each agree not to plead or claim the same; (iv) service of process in any such proceeding or action may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such party at the address provided in Section 9 hereof; and (v) prior to any trial on the merits, we will submit to court supervised, non-binding mediation.

(b) Notwithstanding any contrary provision of Texas law, the Company shall have the burden of proof with respect to any of the following: (i) that Cause existed at the time any notice was given to you under Section 2; (ii) that Good Reason did not exist at the time notice was given to the Company under Section 2; and (iii) that a Change of Control has not occurred.

6. Successors; Binding Agreement.

(a) In the event any Successor (as defined below) does not assume this Agreement by operation of law the Company will seek to have such Successor, by agreement in form and substance satisfactory to you, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it.  If there has been a Change of Control prior to, or a Change of Control will result from, any such succession, then failure of the Company to obtain at your request such agreement prior to or upon the effectiveness of any such succession (unless assumption occurs as a matter of law) shall constitute Good Reason for termination by you of your employment and, upon delivery of your written notice of termination to the Company, you shall be entitled to the benefits provided for in this Agreement as a result of such termination.  “Successor” shall mean any Person that succeeds to, or has the ability to control, the Company’s business as a whole, whether directly by merger, consolidation, spin-off or similar transaction or indirectly by purchase of the Company’s Voting Securities or acquisition of all or substantially all of the assets of the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Fees and Expenses. The Company shall pay all legal fees and expenses incurred by you as a result of your seeking to interpret, obtain, assert or enforce any right or benefit conferred upon you by this Agreement to the extent you are the prevailing party.  Such payment shall be made on or before the last day of the taxable year following the taxable year in which you incurred the applicable legal fees and expenses.

8. Notices.  Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows:

  If to the Company:

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: Chief Executive Officer

  If to you:

H. Keith Jennings
1131 Bayou Island Drive
Houston, TX 77063

Either party may change, by the giving of notice in accordance with this Section 9, the address to which notices are thereafter to be sent.

9. Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Survival.  All obligations undertaken and benefits conferred pursuant to this Agreement shall survive any termination of your employment and continue until performed in full.

11. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  This Agreement shall be governed in all respects, including as to validity, interpretation, construction, performance and effect, by the internal laws of the State of Texas without regard to choice of law principles.

12. Duplicate Originals.  This Agreement has been executed in duplicate originals, with one to be held by each of the parties hereto.

If this Agreement correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this Agreement to the Company.

                                                                Sincerely,
                                                                CAMERON INTERNATIONAL CORPORATION

                                                                By:_________/s/____________________________
                                                                           Jack B. Moore
                                                                           President and
Chief Executive Officer

Agreed to as of the _18th_ day of  June, 2009

                  /s/
           H. Keith Jennings

Annex I to Agreement dated June 16, 2009
between
Cameron International Corporation
and
H. Keith Jennings

DEFINITION OF
CERTAIN TERMS

“Agreement” means the letter agreement between H. Keith Jennings and the Company dated June 16, 2009.

“Bonus Plan” means for each year, the Company’s Management Incentive Compensation Plan or any Other Plan adopted by the Board which provides for the payment of additional compensation on an annual basis to senior executive officers contingent upon the Company’s results of operations for that specific year, in either case as such Plan shall be amended or modified to, but not on or after, any Effective Date.

“Cause” means (i) your conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude, or (ii) your willful failure to perform substantially your duties with the Company (other than a failure due to physical or mental illness) which is materially and demonstrably injurious to the Company.   No act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company.

“Change of Control” means the earliest date at which:

(i) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement;

(ii) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board;

(iii) a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company, unless, immediately following such transaction, 70% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 70% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding Voting Securities immediately prior to the transaction);

(iv) any transaction of the type described in part (iii) above, that would have qualified as a “Change of Control” but for the fact that the consideration therefore is part or all cash;

(v) a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

(vi) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring more than 20% of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Defined Benefit Plan” means the Company’s Retirement Plan and Supplemental Excess Defined Benefit Plan, as the same shall be amended or modified prior to, but not on or after, any Effective Date.

“Defined Contribution Plan” means the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan, as the same shall be amended or modified prior to, but not on or after, any Effective Date.

“Disability” means your continuing full-time absence from your duties with the Company for 180 days or longer as a result of physical or mental incapacity.

“Effective Date” means the earliest date to occur of any of the following: (i) any of the events set forth under the definition of Change of Control shall have occurred; (ii) the receipt by the Company of a Schedule 13D stating the intention of any Person to take actions which, if accomplished, would constitute a Change of Control; (iii) the public announcement by any Person of its intention to take any such action, in each case without regard for any contingency or condition which has not been satisfied on such date; (iv) the agreement by the Company to enter into a transaction which, if consummated, would result in a Change of Control; or (v) consideration by the Board of a transaction which, if consummated, would result in a Change of Control.

If, however, an Effective Date occurs but the proposed transaction to which it relates ceases to be actively considered, the Effective Period will be deemed not to have commenced for purposes of this Agreement.  If an Effective Date occurs with respect to a proposed transaction which ceased to be actively considered but for which active consideration is revived, the Effective Date with respect to the Change of Control that ultimately occurs shall be that date upon which consideration was revived and ultimately carried through to consummation.

“Effective Period” means the period between the Effective Date of a Change of Control and two years following the Effective Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Good Reason” means any of the following:

(i)           a change in your status, title(s) or position(s) with the Company, including as an officer of the Company, which, in your reasonable judgment, does not represent a promotion, with commensurate adjustment of compensation, from your status, title(s) and position(s) immediately prior to the Effective Date; or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title(s) or position(s); or the withdrawal from you of any duties or responsibilities which in your reasonable opinion are consistent with such status, title(s) or position(s); or any removal of you from or any failure to reappoint or reelect you to such position(s); provided that the circumstances described in this item (i) do not apply if as a result of your death, Retirement, or Disability or following receipt by you of written notice from the Company of the termination of your employment for Cause;

(ii)           a reduction by the Company any time after the Effective Date in your then current base salary;

(iii)           the failure by the Company to continue in effect any Plan in which you were participating immediately prior to the Effective Date other than as a result of the normal expiration or amendment of any such Plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any such Plan on at least as favorable a basis to you as is the case immediately prior to the Effective Date or which would materially reduce your benefits under any such Plan or deprive you of any material benefit enjoyed by you immediately prior to the Effective Date, except with your express written consent;

(iv)           the relocation of the principal place of your employment to a location 25 miles further from your principal residence without your express written consent;

(v)           the failure by the Company upon a Change of Control to obtain the express assumption of this Agreement by any Successor (other than by operation of law);

(vi)           any refusal by the Company to continue to allow you to attend to or engage in matters or activities not directly related to the business of the Company which you attended to or were engaged in immediately prior to the Effective Date and which do not otherwise violate your obligations of employment with the Company; or

(vii)           any continuing material default by the Company in the performance of its obligations under this Agreement, whether before or after a Change of Control.

“LTIP Plan” means any of the Company’s long-term incentive plans, including the 2005 Equity Incentive Plan, as such plan may be amended, modified, or replaced, up to, but not on or after, an Effective Date.

“Market Value” means, when used with respect to Shares or Voting Securities, the closing price thereof on the New York Stock Exchange on the date for which the Market Value is to be determined, or if not listed thereon, on such other exchange as shall at that time constitute the principal exchange for trading the Shares or Voting Securities.

“Other Plan” means any thrift, bonus or incentive, stock option or stock accumulation pension medical, disability, accident or life insurance plan, program or policy of the Company which is intended to benefit employees of the Company similarly situated to you (other than the Bonus Plan, Defined Benefit Plan, Defined Contribution Plan, or LTIP Plan).

“Person” means any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or any Plans sponsored by the Company.

“Perquisites” means individual perquisite benefits received by you immediately prior to the Effective Date, including, but not limited to, club membership dues and certain automobile expenses.

“Plans” means the Bonus Plan, Defined Benefit Plan, Defined Contribution Plan, LTIP Plan, and Other Plans.

 “Retirement” means termination of your employment on the “normal retirement date” as set forth in the Defined Benefit Plan.

“Severance Package” means your right to receive, and the Company’s obligation to pay and/or perform, the following:

           (a)           the Company shall pay to you, on the date six months, two days after the applicable Termination Date, a lump sum cash amount equal to the sum of (i) three times the highest annual rate of base salary in effect during the current year or any of the three years preceding the Termination Date, and (ii) three times the greater of (A) the target award you would have been eligible to receive under the Bonus Plan in respect of the current year, regardless of any limitations otherwise applicable to the Bonus Plan (i.e., the failure to have completed any vesting period or the current measurement period, or the failure to achieve any performance goal applicable to all or any portion of the measurement period) or (B) the largest award earned (whether or not paid) under the Bonus Plan in respect of any of the three years preceding the Termination Date;

   (b)    in addition to any vested portion of your interest in the Defined Contribution Plan to which you are entitled on the applicable Termination Date under that Plan, the Company shall pay to you, on the date six months, two days after the Termination Date, an amount in cash equal to the unvested portion of the Company’s contributions to your account, which unvested portion shall be valued as of the Termination Date at Market Value;

           (c)           in addition to any vested retirement benefits to which you are entitled under the Defined Benefit Plan on the applicable Termination Date, the Company shall pay to you, on the date six months, two days after the Termination Date, an amount in cash equal to the product of (i) a number equal to your years of life expectancy beyond age 65 determined in accordance with the actuarial assumptions utilized under the Defined Benefit Plan immediately prior to the Termination Date, times (ii) an amount equal to the difference between (A) the annual benefit to which you would have been entitled under the single life annuity method of distribution under the Defined Benefit Plan if you were fully vested thereunder (without regard to (I) whether you shall actually have completed the period of Vesting Service required to qualify for benefits under the Defined Benefit Plan, (II) any limitation on the amount used in the calculation of the annual benefit thereunder, (III) any offset thereunder for severance allowances payable thereunder, or (IV) any amendment to the Defined Benefit Plan made in connection with a Change of Control and on or prior to the Termination Date, which amendment adversely affects in any manner the computation of retirement benefits under such Plan) and had accumulated an additional three years of Vesting Service thereunder, and (B) the annual benefit, if any, to which you would be entitled under the single life annuity method of distribution under the Defined Benefit Plan as of the Termination Date; and

       (d)   the Company shall pay to you, on the date six months, two days after the applicable Termination Date, an amount in cash equal to three times the average annual cost incurred by the Company, during the three calendar years preceding the calendar year in which the Termination Date occurs, as a result of your participation in all insured and self-insured employee welfare benefit Plans and Perquisites in which you were entitled to participate immediately prior to the Termination Date (or such fewer whole calendar years as you have so participated).

       (e)    Notwithstanding the foregoing provisions of the Severance Package, (i) if you are not a “Specified Employee” within the meaning of 409A of the Code as of your Termination Date, then the above provided benefits will be provided rather than six months and two days after the Termination Date, on the tenth day following the Termination Date and (ii) upon your death after the Termination Date any unpaid part of the Severance Package will be paid immediately.

Anything else in this Agreement to the contrary notwithstanding, if (i) your employment with the Company is terminated in connection with a Change of Control, (ii) you are entitled to the Severance Package, and (iii) your Termination Date precedes or occurs on the date of the closing of the transaction constituting a Change of Control, then all amounts to which you are or shall become entitled to under this Agreement, which are calculable as of such closing date, shall be accelerated and become immediately due and payable contemporaneously with such closing.

“Shares” means shares of Common Stock, $.01 par value, of the Company as of the date of this Agreement, as the same shall be subsequently amended, modified or changed.

“Termination Date” shall have the meaning given it by Section 2 of the Agreement, provided that for purposes of the timing of any payment of non-qualified deferred compensation under Code Section 409A, “Termination Date” shall mean a “separation from service,” as defined in Section 1.409A-1(h) of the U.S. Treasury regulations has occurred.

“Voting Securities” means, with respect to any corporation or business enterprise, those securities which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.